EXHIBIT 21.1

Subsidiaries of Teavana Holdings, Inc.

Subsidiaries of Teavana Holdings, Inc.

ST Acquisition Company

Teavana Corporation

Teavana International, Inc.

Subsidiaries of Teavana Corporation

Teavana Franchising Corporation

Teavana Gift Company